                      JOINT VENTURE TECHNOLOGY AGREEMENT


     THIS JOINT VENTURE TECHNOLOGY AGREEMENT (hereinafter the "Agreement") is made and entered into as of the _____ day of _________, 1999,

BETWEEN:       XML - GLOBAL TECHNOLOGIES, INC., a Colorado corporation having
               a place of business at   7345 East Peakview, Englewood,
               Colorado 80111 (hereinafter "XML-Global")

AND: GNOSIS INC., a Maryland corporation having offices at 25405 Clearwater Drive, Demascus, Maryland 20872-2338 (hereinafter "Gnosis")

AND: DAVID R. R. WEBBER, a businessman having a place of business at 25404 Clearwater Drive, Damascus, Maryland 20872-2338 (hereinafter "Webber")

     WHEREAS, Gnosis and Webber have developed certain Technology (as defined herein);

     WHEREAS, XML-Global owns one hundred percent of the common stock of DataXchg, Inc., a Delaware corporation having a business address at ____________________________________ ("DataXchg, Inc.");

     WHEREAS, upon the terms and subject to the conditions set forth herein, the parties wish to further enhance and market the Technology under a joint venture by having the Technology transferred to DataXchg, Inc. and having certain shares in DataXchg, Inc. transferred to Webber; and

     WHEREAS, the parties wish to set out in writing the terms and conditions of their agreements and understandings in respect of such venture;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are conclusively acknowledged by each party, the parties hereby agree as follows:

                                   ARTICLE 1
                                INTERPRETATION

     1.1 Definitions. Whenever used in this Agreement, unless the context clearly requires otherwise, the following words and phrases shall have the following meaning:

          "Assignments" means the Assignment instruments set forth in Schedule "B" attached hereto.

          "Business" means any and all commercial and non-commercial activities and products of each and both of Webber and Gnosis pertaining to business-to-business ("B2B") solutions, EDI, or XML/EDI solutions, including, without limitation, all activities and products pertaining to the software known as "Xchg" and the e-Business solutions known as "BizTokens".

          "Closing Date" has the meaning set forth in Section 2.2 of this Agreement.

          "Consulting Agreement" has the meaning set forth in Section 2.3.2 of this Agreement.

          "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance, mortgage, defects of title, restrictions or other right.

          "Intellectual Property Rights" means all copyrights, design rights, trademark rights and service mark rights and goodwill associated therewith, patent rights, and trade secrets and confidential information (including, without limitation, inventions, technical data, and methodologies), whether registered or unregistered, and all applications for registration of any of the foregoing, and all rights to file such applications, which may subsist anywhere in the world.

          "License Agreement" has the meaning set forth in Section 2.5 of this Agreement.

          "Operative Documents" means the Consulting Agreement, the Assignments and the License Agreement attached hereto.

          "Person" means any person, limited liability company, partnership, trust, corporation, business, group, government body or agency, or other entity.

          "Technology" means all of the Intellectual Property Rights and underlying technology owned, developed, or conceived of by Webber, Gnosis or both Webber and Gnosis in relation to the Business, including, without limitation, all materials, software (including source codes, object codes, executable codes, scripts and databases) including all software relating to U.S. Patent No. 5,909,570 and all software known as "Xchg" and "BizTokens", database schemas, documentation, development plans, design notes, test plans, test criteria, test suites, implementation plans, data conversion plans, and system support plans.

                                   ARTICLE 2
                         TECHNOLOGY AND SHARE TRANSFER

     2.1 TRANSFER. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, Webber and Gnosis agree to and will sell, transfer, assign and deliver to DataXchg, Inc. all legal and beneficial right, title and interest in and to the Technology free and clear of all Encumbrances (collectively, the "Tech Transfer"), and XML-Global agrees to and will sell, transfer, assign and deliver to Webber certain Shares in DataXchg, Inc. representing on the Closing Date sixty percent (60%) of all outstanding shares of common stock of DataXchg, Inc. (the "Share Transfer"). Webber and Gnosis jointly and severally acknowledge that the Share Transfer to Webber is fair and reasonable consideration for the Tech Transfer by Webber and Gnosis.

     2.2 TIME AND PLACE OF CLOSING. The closing of the Tech Transfer and the Share Transfer (the "Closing") shall take place at the offices of _______________________ on November ___, 1999 or at such other location and on such other date as is mutually agreed to by XML-Global, Webber and Gnosis (the date and time on which the Closing actually occurs is the "Closing Date").

     2.3 PERFORMANCE BY GNOSIS AND WEBBER. On or before the Closing Date (or on or before such other date that the parties agree to in writing), Webber and Gnosis shall ensure that all of the following terms are fulfilled:

          2.3.1 Gnosis and Webber shall duly execute and deliver the Assignments to DataXchg, Inc..

          2.3.2 Webber, and DataXchg, Inc. shall have entered into a Consulting Agreement in the form of Schedule "C" (the "Consulting Agreement") which shall have been duly executed by such parties and shall be in full force and effect.

          2.3.3 All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Gnosis and/or Webber on or before the Closing Date shall be duly complied with, performed and satisfied on or before the Closing Date.

     2.4 PERFORMANCE BY XML-GLOBAL. On or before the Closing Date (or on or before such other date that the parties agree to in writing), XML-Global shall ensure that all of the following terms are fulfilled:

          2.4.1 XML-Global shall have transferred and delivered to Webber Shares in DataXchg, Inc. representing on the Closing Date sixty percent (60%) of all outstanding shares of common stock of DataXchg, Inc..

          2.4.2 All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by XML-Global on or before the Closing Date shall be duly complied with, performed and satisfied on or before the Closing Date.

     2.5 LICENSE. Once the Technology is transferred to DataXchg, Inc. by way of the Assignments in Section 2.3.1, the parties agree that DataXchg, Inc. shall grant XML-Global a license pursuant to a License Agreement in the form of Schedule "D" attached hereto (hereinafter the "License Agreement"). The parties shall execute all necessary documents, take all necessary steps and provide all necessary assistance to enable and ensure that DataXchg, Inc. duly executes and delivers the License Agreement to XML-Global and provides XML-Global with full access to the Technology and improvements and modifications thereto.

     2.6 COMMERCIALISATION. The parties agree that DataXchg, Inc. shall further develop and commercialise the Technology in conjunction with XML-Global in accordance with the License Agreement. The parties agree that DataXchg, Inc. shall provide XML-Global with guidance on and assist in determining the development paths for the Technology. A royalty from the sales generated by XML-Global from commercialising products based on the Technology shall be paid to DataXchg, Inc. pursuant to the License Agreement.

                                   ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF WEBBER AND GNOSIS

     Webber and Gnosis jointly and severally represent and warrant to XML-Global as follows:

     3.1 ORGANIZATION. Gnosis is a corporation duly organized, validly existing and in good standing under the laws of Maryland and is authorized to do business in all jurisdictions where such authorization is necessary.

     3.2 POWER AND AUTHORITY. Gnosis and Webber have the power, capacity and authority to own, license, make, use and sell the Technology, to conduct the Business as presently conducted.

     3.3 GNOSIS - AUTHORITY FOR AGREEMENT. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of Gnosis. Gnosis has full corporate power, authority, and legal right to enter into this Agreement and each other Operative Document to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each other Operative Document to which Gnosis is a party has been duly executed and delivered by Gnosis and is a legal, valid and binding obligation of Gnosis, enforceable against Gnosis in accordance with its terms.

     3.4 WEBBER - AUTHORITY FOR AGREEMENT. Webber has full and absolute legal right, capacity, power, and authority to enter into this Agreement and each other Operative Document to which he is a party, all of which, when executed and delivered by Webber as contemplated hereby, will be the legal, valid and binding obligation of Webber, enforceable against Webber in accordance with their terms.

     3.5 NO VIOLATION TO RESULT. The execution, delivery, and performance of this Agreement and each other Operative Document to which either of Gnosis and Webber is a party, and the consummation of the transactions contemplated hereby and thereby: (i) are not in violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms of the Articles of Incorporation of Gnosis or any contract to which Gnosis or Webber is a party or which affects Gnosis or Webber; (ii) will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default or acceleration; (iii) will not result in a violation under any law, judgment, decree, order, rule, regulation, permit or other legal requirement of any Government or Regulatory Authority, court or arbitration tribunal whether federal, state, provincial, municipal or local (within the U.S., Canada or otherwise) at law or in equity, and applicable to Gnosis or Webber; and (iv) will not result in the creation or imposition of any Encumbrances in favor of any Person upon any of the Technology.

     3.6  INTELLECTUAL PROPERTY.

          3.6.1 Schedule "A" contains a complete and accurate list of (i) all registered and unregistered Intellectual Property Rights owned, conceived of or applied for by either or both of Gnosis and Webber relating to the Business; and (ii) all computer software owned, conceived of or developed by either or both of Gnosis and Webber relating to the Business. Schedule "A" also contains a complete and accurate list of all licenses and other rights granted by any of Gnosis and Webber to any third party with respect to any Intellectual Property Rights relating to the Business, and all licenses and other rights granted by any third party to any of Gnosis and Webber with respect to any Intellectual Property Rights relating to the Business. Gnosis and Webber own all right, title and interest to, or have the right to use pursuant to a valid license, all Intellectual Property Rights necessary for the operation of the Business of Gnosis and Webber as presently conducted, free and clear of all Encumbrances. The loss or expiration of any Intellectual Property Rights or related group of Intellectual Property Rights owned or used by Gnosis and Webber has not had and would not reasonably be expected to have an adverse effect on the conduct of the Business, and no such loss or expiration is threatened, pending or reasonable. Gnosis and Webber have taken all necessary and desirable actions to maintain and protect the Intellectual Property Rights which they own.

          3.6.2 Except as set forth in Schedule "A", (i) Gnosis and Webber own all right, title and interest in and to all of the Technology free and clear of all Encumbrances, (ii) there have been no claims made against Gnosis or Webber asserting the invalidity, misuse, or unenforceability of any such Technology, and there are no grounds for same, (iii) each and both of Gnosis and Webber have not received any notices of, and are not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to such Technology (including, without limitation, any demand or request that Gnosis or Webber license any rights from a third party), (iv) to the best of Gnosis' and Webbers' knowledge, the conduct of the Business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons, (v) to the best of Gnosis's and Webbers' knowledge, the Intellectual Property Rights owned by or licensed to Gnosis and/or Webber have not been infringed, misappropriated or conflicted by other Persons.

          3.6.3 To the best of Gnosis' and Webbers' knowledge, none of the employees of Gnosis is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with the Business.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF XML-GLOBAL

     XML-Global represents and warrants to Gnosis and Webber as follows:

     4.1 ORGANIZATION. XML-Global is a corporation duly organized, validly existing and in good standing under the laws of Colorado and is authorized to do business in all jurisdictions where such authorization is necessary.

     4.2 AUTHORITY FOR AGREEMENT. XML-Global has full corporate power, authority, and legal right to enter into this Agreement and each other Operative Document to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each other Operative Document to which XML-Global is a party has been duly executed and delivered by XML-Global and is a legal, valid and binding obligation of XML-Global, enforceable against XML-Global in accordance with its terms.

     4.3 NO VIOLATION TO RESULT. The execution, delivery, and performance of this Agreement and each other Operative Document to which XML-Global is a party, and the consummation of the transactions contemplated hereby and thereby: (i) are not in violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms of the Articles of Incorporation of XML-Global or any contract to which XML-Global is a party or which affects XML-Global; (ii) will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default or acceleration; and (iii) will not result in a violation under any law, judgment, decree, order, rule, regulation, permit or other legal requirement of any Government or Regulatory Authority, court or arbitration tribunal whether federal, state, provincial, municipal or local (within the U.S., Canada or otherwise) at law or in equity, and applicable to XML-Global.

                                   ARTICLE 5
                                 MISCELLANEOUS

     5.1 SURVIVAL. The representations, warranties, covenants and agreements of Gnosis and Webber contained in this Agreement will terminate on the fifth anniversary of the Closing Date with respect to the provisions in Sections 3.1 to 3.6 and 4.1 to 4.3. This Section 5.1 shall not limit in any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date, which shall survive for the respective periods specified in such covenant or agreement.

     5.2 SCHEDULES. This Agreement includes the following schedules which are incorporated into and form an integral part of this Agreement: (a) Schedule "A" entitled "Technology"; (b) Schedule "B" entitled "Assignments";
(c) Schedule "C" entitled "Consulting Agreement"; (d) Schedule "D" entitled "License Agreement".

     5.3 NOTICES. Any notice required or permitted to be given under this Agreement shall be made in writing and shall be deemed to have been given if it is in writing and is delivered in person, sent by same day or overnight courier, or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the party at its address set forth first above or at such other address as such party may subsequently furnish to the other party by notice hereunder. Notices will be deemed effective on the date of delivery in the case of personal delivery, or two (2) business days after mailing or courier pickup.

     5.4 GOVERNING LAW. This Agreement shall be construed, enforced, performed and in all respects governed by and in accordance with the laws of the State of Delaware. The parties hereto submit and attorn to the exclusive jurisdiction of the courts of the State of Delaware.

     5.5 WAIVER. No waiver by any party of any term or condition of this Agreement or any breach thereof shall be made effective unless made in writing and signed by the party purporting to give the waiver. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     5.6 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable shall be deemed automatically amended so that it is enforceable to the maximum extent permissible under the laws of that jurisdiction without invalidating the remaining provisions hereof.

     5.7 SPECIFIC ENFORCEMENT. Each party acknowledges that money damages would be inadequate for any breach of the provisions of this Agreement. Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, or a decree for specific performance, in accordance with the provisions hereof.

     5.8 FURTHER ASSURANCES. Each of the parties shall execute all further documents and instruments and do all further and other things as may be necessary to implement and carry out the terms of this Agreement.

     5.9 NON-MERGER. Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties contained herein shall not merge with and shall survive the Closing in accordance with the express terms of this Agreement and shall continue in full force and effect. The Closing shall not prejudice any right of one party against any other party in respect of anything done or omitted under this Agreement or in any respect of any right to damages or other remedies.

     5.10 SUCCESSORS, ASSIGNS AND THIRD PARTIES. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Gnosis and Webber may not make any assignment of this Agreement or any interest herein without the prior written consent of XML-Global. This Agreement may be assigned by XML-Global to a third party with the prior written consent of Webber. Webber shall not assign, transfer, or sell any of the Shares that form part of the Share Transfer (the "Webber Shares"), any right, title or interest in the Webber Shares, or subject any of the Webber Shares to any Encumbrances, without the prior written consent of XML-Global.

     5.11 INDEPENDENT PARTIES. The relationship between XML-Global the other parties is that of independent contractors. Gnosis, Webber and its agents have no authority to bind XML-Global in any way.

     5.12 FACSIMILE TRANSMISSION. The parties agree that this Agreement may be entered into by a party by means of facsimile transmission and, in such an event, the same shall constitute a legal and binding obligation in the same manner as if an originally executed version hereof had been delivered by such party to the other party.

     5.13 HEADINGS AND PLURALS. The headings herein have been inserted as a matter of convenience only and in no way define, limit or enlarge the scope or meaning of this Agreement or any of its provisions. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement their proper meanings.

     5.14 ENTIRE AGREEMENT. This Agreement and those documents expressly referred to herein embody the entire agreement and understanding between the parties concerning the subject matter hereof and supersede all prior understandings, communications and agreements between the parties, written or oral, with respect to the subject matter hereof, and all past courses of dealing or industry custom. This Agreement may only be amended, supplemented or modified in a written instrument duly executed by or on behalf of each party hereto. Time is of the essence in this Agreement and for each and every term and condition hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed.

GNOSIS, INC.                       XML-GLOBAL TECHNOLOGIES, INC.
a Maryland corporation             a Colorado corporation


By:_____________________________   By:_____________________________
     (Authorized Signatory)             (Authorized Signatory)
Name: __________________________   Name: __________________________
Title:__________________________   Title:__________________________
Date:___________________________   Date:___________________________



________________________________
DAVID R.R. WEBBER

Date:___________________________

                                 SCHEDULE "A"

                                  TECHNOLOGY

1.   Patent Rights and Patentable Inventions
     ---------------------------------------

     United States Patent No. 5,909,570, issued June 1, 1999
     Title:         TEMPLATE MAPPING SYSTEM FOR DATA TRANSLATION
     Inventors:     David R.R. Webber

2.   Software
     --------

     All software relating to U.S. Patent No. 5,909,570 and all components, data, algorithms and inventions relating to software known as "Xchg" and "BizTokens", including, without limitation, all source codes, object codes, executable codes, databases, scripts, data and documentation (collectively, the "Software and Documentation").

3.   Copyrights
     ----------

     All copyrights in the Software and Documentation.
     Copyright Registrations: None applied for.

4.   License Rights
     --------------

     Licenses obtained by either Webber or Gnosis from third parties: None.

5.   Contracts
     ---------

     Contracts that Webber and/or Gnosis have entered into where either is using, providing or implementing any of the Software and Documentation or the inventions covered in U.S. Patent No. 5,909,570: None.

                                 SCHEDULE "B"

                                  ASSIGNMENT


     WHEREAS, GNOSIS INC., a Maryland corporation having offices at 25405 Clearwater Drive, Demascus, Maryland 20872-2338 (hereinafter "Gnosis") and DAVID R.R. WEBBER, a businessman having an address at 6811 Kenilworth Ave., Riverdale, Maryland 20737 (hereinafter "Webber") own all legal and beneficial right, title and interest in and to the Technology (as defined below), and whereas Gnosis and Webber (collectively referred to hereinafter as "Assignors"), have agreed to transfer all such right, title and interest to:
DataXchg, Inc., a Delaware corporation having a business address of _____________________________________________________ (hereinafter the
"Assignee")

     NOW THEREFORE, in consideration of One U.S. Dollar (USD $1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Assignors, the Assignors hereby irrevocably assign, sell, transfer and grant to the Assignee, and all of the Assignee's successors and assigns, all right, title, benefit and interest in and to the Technology. The Assignors shall, at the Assignee's request, promptly assist with and execute all necessary applications, declarations, verifications, responses, submissions, assignments and such further documents, and provide such other acts and assistance, without charge to the Assignee but at the Assignee's expense, to enable the Assignee or the Assignee's nominees to apply for, acquire, prosecute, perfect, enforce and/or maintain any and all right, title and interest in and to the Technology in any and all countries.

     For the foregoing, the following terms have the following meaning:

     (a) "Technology" means all of the Intellectual Property Rights and underlying technology owned, developed, or conceived of by Webber, Gnosis or both Webber and Gnosis in relation to the Business, including, without limitation, all software (including source codes, object codes, executable codes, scripts, and databases) including all software relating to U.S. Patent No. 5,909,570 and all software known as "Xchg" and "BizTokens", database schemas, documentation, development plans, design notes, test plans, test criteria, test suites, implementation plans, data conversion plans, system support plans.

     (b) "Intellectual Property Rights" means all copyrights, design rights, trademark and service mark rights (and goodwill associated therewith), patent rights, and trade secrets and confidential information (including, without limitation, inventions, technical data, and methodologies), whether registered or unregistered, and all applications for registration of any of the foregoing, and all rights to file such applications, which may subsist anywhere in the world.

     (c) "Business" means any and all commercial and non-commercial activities and products of each and both of Webber and Gnosis pertaining to business-to-business ("B2B") solutions, EDI, or XML/EDI solutions, including, without limitation, all activities and products pertaining to the software known as "Xchg" and the e-Business solutions known as "BizTokens" and "BizCodes".

     IN WITNESS WHEREOF, the Assignors has caused this assignment to be duly executed.

SIGNED AT
          ----------------------------------------------------
          (City and State)

by GNOSIS INC. this ______ day of _____________________, 1999.


------------------------------------
(Authorized Signatory)
Name:
     -------------------------------
Title:
      ------------------------------

WITNESS:

Signature:
          ------------------------------------
Name:
          ------------------------------------
Address:
          ------------------------------------

          ------------------------------------


SIGNED AT
          -------------------------------------------------------
          (City and State)

by DAVID R.R. WEBBER this _______ day of _______________________, 1999.



-------------------------------------
David R.R. Webber

WITNESS:

Signature:
          ---------------------------------------
Name:
          ---------------------------------------
Address:
          ---------------------------------------

          ---------------------------------------

                                  ASSIGNMENT


     In consideration of One U.S. Dollar (USD $1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I the undersigned, whose full name and post office address is:

DAVID R.R. WEBBER, a businessman having an address at 6811 Kenilworth Ave., Riverdale, Maryland 20737 (hereinafter the "Assignor"), do hereby sell, assign, and transfer to: DataXchg, Inc., a Delaware corporation having a business address of _______________________________________ (hereinafter the
"Assignee") and to the Assignee's successors and assigns, all legal and beneficial right, title and interest, for all countries throughout the world, in and to certain inventions relating to: TEMPLATE MAPPING SYSTEM FOR DATA TRANSLATION set forth in United States Patent No. 5,909,570 (issued June 1,
1999) for which I, the Assignor, am the sole inventor and owner, and I, the Assignor do hereby sell, assign, and transfer all right, title and interest in and to any and all letters patent that may be granted for said inventions.

     The Assignor further agrees and undertakes to promptly cooperate with and execute all necessary applications, declarations, verifications, responses, submissions, assignments and such further documents, and provide such other acts and assistance, without charge to the Assignee but at the Assignee's expense, to enable the Assignee or the Assignee's nominees to apply for, acquire, prosecute, perfect, enforce and/or maintain any and all right, title and interest in and to letters patent for said inventions in any and all countries.

IN WITNESS WHEREOF, the Assignor has caused this assignment to be duly executed.

SIGNED AT
          -------------------------------------------------------
          (City and State)

by DAVID R.R. WEBBER this _____ day of _________________, 1999.


---------------------------------------
David R.R. Webber

WITNESS:

Signature:
          -----------------------------
Name:
          -----------------------------

Address:
          ----------------------------

          ----------------------------

                                 SCHEDULE "C"

                             CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into as of this ____ day of ___________, 1999 by and between (i) DataXchg, Inc., a Delaware corporation having a business address of ___________________________________ (the "Company") and (ii) David R.R.
Webber, a businessman having an address of 6811 Kenilworth Ave., Riverdale, Maryland 20737 (the "Consultant").

     WHEREAS, pursuant to that certain Joint Venture Technology Agreement (the "JV Technology Agreement") of even date herewith by and among XML-Global Technologies, Inc. ("XML-Global"), Gnosis Inc. ("Gnosis") and the Consultant, the Consultant and Gnosis agreed to transfer the Technology (as defined in the JV Technology Agreement) to the Company, and XML-Global agreed to transfer to the Consultant common stock shares in the Company representing sixty percent (60%) of all outstanding common stock shares of the Company on the Closing Date of the JV Technology Agreement;

     WHEREAS, it is a condition of the closing of the JV Technology Agreement that the Company and the Consultant enter into this Agreement;

     WHEREAS, the Company desires to engage the Consultant to perform certain duties as shall be assigned to the Consultant by the officers of the Company from time to time;

     WHEREAS, the Consultant desires to be engaged by the Company;

     WHEREAS, the Company and the Consultant wish to set out in writing the terms and conditions of their agreements and understandings in respect of such engagement; and

     WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning specified in the JV Technology Agreement;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. ENGAGEMENT. The Consultant shall undertake and assume the responsibility of performing for the Company such duties as shall be assigned from time to time to the Consultant by the officers of the Company. The Consultant covenants and agrees that, at all times during the term of this Agreement, the Consultant shall devote such amount of the Consultant's time as shall be required for the Consultant to perform promptly, efficiently and professionally the duties assigned to the Consultant by the officers of the Company. The Consultant covenants and agrees not to directly or indirectly engage or participate in any activities at any time during the term of this Agreement in conflict with the best interests of the Company.

     2. TERM. The term of this Agreement shall, subject to earlier termination in accordance with the terms herein, be for five years commencing as of the date hereof (the "Term").

     3. COMPENSATION. During the Term hereof, as and for compensation for the services to be rendered for or on behalf of the Company by the Consultant hereunder, and subject to compliance by the Consultant with all of the Consultant's representations, covenants and agreements set forth in this Agreement, the Company shall pay the Consultant for expenses incurred pursuant to Section 4. Neither party shall charge the other party for services rendered under this Agreement. During the Term, the Company shall not be obligated, under any circumstances, to pay for, or keep in effect, any hospitalization, health, life or other insurance for the benefit of the Consultant.

     4. EXPENSES INCURRED. During the Term, the Company shall pay or promptly reimburse the Consultant for all reasonable travel, telephone and other business expenses paid or incurred by the Consultant in connection with the performance of the Consultant's duties hereunder (which expenses must be pre-approved by the Company), upon presentation of expense statements or other reasonable evidence of expenses.

     5. NONCOMPETITION. The Consultant covenants and agrees that during the period commencing as of the date hereof and ending on such date which is two
(2) years following the expiration of the Term hereof (the "Covenant Period"), the Consultant shall not engage in or carry on, directly or indirectly, either for himself, through a relative or as a member of a partnership or as an executive, employee, officer, or director of a corporation (other than the Company or a subsidiary or affiliate of the Company) or as an agent, associate or consultant of any person, partnership or corporation (other than the Company or a subsidiary or affiliate of the Company) any business in XML/EDI or business-to-business (B2B) e-commerce solutions without the Company's express written consent which the Company will not withhold unless there exists a reasonable expectation of competitive harm.

     6.   NON-DISCLOSURE OF INFORMATION.

          6.1 For the purposes of this Agreement, "Confidential Information" means all trade secrets and confidential information pertaining to the Company's business, including, without limitation, any and all formulae, data, algorithms, processes, techniques, developments, research, designs, technical information, business information, documentation in any form or media, drawings, diagrams, software (including source codes, object codes, executables, databases, scripts, test data and test results), works in progress, and any other information, whether in oral, written, graphic, electronic, optical, or digital form, or any other form, that (i) is in the Company's possession or is used in the business of the Company, and (ii) derives actual or potential value from not being generally known or ascertainable.

          6.2 The Consultant acknowledges that in the course of the Consultant's services to the Company, the Consultant shall or may be making use of, having access to and/or adding to Confidential Information which is of a special and unique nature and value to the Company. The Consultant covenants and agrees that the Consultant shall not, except with the prior written consent of the Company, at any time during the Consultant's engagement or following the termination or non-renewal of the Consultant's engagement by the Company hereunder, for any reason whatsoever, directly or indirectly, disclose, report, publish, transfer, make available, or use, for any purpose whatsoever, any of such Confidential Information. Disclosure of any such Confidential Information of the Company shall not be prohibited if required by law. The Consultant shall notify the Company promptly of any legal proceeding that would require disclosure of any Confidential Information so that the Company may seek an appropriate protective order prior to such disclosure.

     7. DEVELOPMENTS. The Consultant covenants and agrees to promptly and fully disclose to the Company all inventions, discoveries, designs, developments, modifications, improvements, derivative works, computer programs in any form, databases, scripts, electronic documents, algorithms, trade secrets, products, methods, and other items in any form that the Consultant, solely or jointly, conceives, modifies, enhances, develops or reduces to practice during the Term, whether or not developed in whole or in part prior to the execution of this Agreement or outside of Company time, which:

          7.1  relate to the Consultant's activities for the Company;

          7.2 are suggested by the Consultant's services for which he is engaged;

          7.3 are related, directly or indirectly, to the business, research or development of the Company; or

          7.4 arise as a result of using the resources, facilities, proprietary information or Confidential Information of the Company, (collectively, the "Works").

     8. ACKNOWLEDGEMENT AND ASSIGNMENT. The Consultant acknowledges that all Works are works made in the course of or as a result of the Consultant's services to the Company. The Consultant shall hold in trust for the sole benefit of the Company, and shall assign and hereby assigns exclusively and completely to the Company all of the Consultant's legal and beneficial right, title and interest in and to all Works which involve any contribution from the Consultant and all Intellectual Property Rights in such Works. The Consultant hereby waives and shall waive any and all moral rights arising in the Works and all copyrights therein.

     9. ASSISTANCE TO COMPANY. The Consultant shall, at the Company's request, assist with and execute all necessary instruments, applications, declarations, verifications, responses, submissions, assignments and do all other things reasonably requested by the Company, without charge to the Company but at the Company's expense, to enable the Company or the Company's nominees to apply for, acquire, prosecute, perfect, enforce and/or maintain any and all right, title and interest in and to the Works and all Intellectual Property Rights therein in any country.

     10. WORK MADE FOR HIRE. If any one or more of the Works are protectable by copyright and in any way to fall within the definition of "work made for hire", as such term is defined in 17 U.S.C. Section101, such Works shall be considered a "work made for hire", the copyright of which shall be owned solely, completely and exclusively by the Company. If any one or more of the Works are entitled to copyright protection and are not considered to be included in the categories of works covered by the "work made for hire" definition contained in 17 U.S.C. Section 101, the Consultant shall, by virtue of this Agreement, assign and transfer completely and exclusively the copyright in such Works to the Company.

     11. RETURN OF MATERIALS. All notes, data, tapes, diskettes, reference items, sketches, drawings, memoranda, papers, documents, manuals, software tools, computer-readable codes in any form, records, and other materials in any form and on any media, in any way relating to any of the information disclosed, generated or obtained pursuant to this Agreement (including, without limitation, any Confidential Information or Works) or pursuant to any Company activities shall belong exclusively to the Company (collectively, the "Company Materials") and the Consultant agrees to turn over to the Company all originals and copies of such Company Materials in the Consultant's possession or control at the request of the Company or, in the absence of such a request, upon the termination of the Consultant's engagement with the Company.

     12. NON-SOLICITATION. Except if Consultant is acting solely for the benefit of the Company and the Company's best interests, the Consultant will not, while engaged with the Company and for a period of two (2) years thereafter, solicit or attempt to solicit business for any reason, directly or indirectly, from any customer or client of the Company or any affiliate or subsidiary of the Company.

     13.  NON-HIRING.  While engaged with the Company and for a period of two
(2) years thereafter, the Consultant will not induce or attempt to influence directly or indirectly any employee of the Company to terminate his or her employment with the Company or to work for the Consultant or any other person or entity.

     14. REASONABLENESS OF RESTRICTIONS. THE CONSULTANT HAS CAREFULLY READ AND CONSIDERED THE PROVISIONS OF SECTIONS 5, 12, 13 AND 15 HEREOF AND, HAVING DONE SO, AGREES THAT THE RESTRICTIONS SET FORTH ARE FAIR AND REASONABLE AND ARE REASONABLY REQUIRED FOR THE PROTECTION OF THE INTERESTS OF THE COMPANY, AND ITS OFFICERS, DIRECTORS, STOCKHOLDERS AND EMPLOYEES.

     15. SEVERABILITY. If, in any legal proceeding, the court or tribunal refuses to enforce all of the separate covenants contained in Sections 5, 12, and 13 of this Agreement because the time limit is excessive, it is expressly understood and agreed between the parties hereto that for the purposes of such proceeding such time limit shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any legal proceeding, the court or tribunal refuses to enforce all of the covenants contained in Sections 5, 12, and 13 because they are more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of the Company, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

     16. TERMINATION. This Agreement may only be terminated by a party in accordance with the express terms hereof. Either party may terminate this Agreement with written notice of termination if the other party is in breach of any covenant hereunder on its part and such other party fails to cure the breach within sixty (60) days of receiving written notice to cure such breach. Termination under this Section shall be effective from the date written notice is delivered to such other party or the date specified in the written notice of termination, whichever is later. Upon termination of this Agreement, the Consultant shall return to the Company all Company Materials and shall cease all use of such Company Materials, Works and Confidential Information.

     17. SURVIVAL. In the event of termination or expiration of this Agreement for any reason, Sections 6, 9, 11, and 16 together with all provisions of this Agreement necessary the interpretation and enforcement of same (to the extent such provisions are necessary for such interpretation and/or enforcement) shall survive this Agreement. Neither party shall be liable to the other for damages of any sort resulting solely from such party terminating this Agreement in accordance with its terms. This Section 17 shall not limit in any covenant or agreement of the parties which by its terms contemplates performance after termination, which shall survive for the respective periods specified in such covenant or agreement.

     18. NOTICES. Any notice required or permitted to be given under this Agreement shall be made in writing and shall be deemed to have been given if it is in writing and is delivered in person, sent by same day or overnight courier, or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the party at its address set forth first above or at such other address as such party may subsequently furnish to the other party by notice hereunder. Notices will be deemed effective on the date of delivery in the case of personal delivery, or two (2) business days after mailing or courier pickup.

     19. GOVERNING LAW. This Agreement shall be construed, enforced, performed and in all respects governed by and in accordance with the laws of the State of Delaware. The parties hereto submit and attorn to the exclusive jurisdiction of the courts of the State of Delaware.

     20. SEVERABILITY. Subject to Section 15, any provision of this Agreement which is prohibited or unenforceable shall be deemed automatically amended so that it is enforceable to the maximum extent permissible under the laws of that jurisdiction without invalidating the remaining provisions hereof.

     21. SPECIFIC ENFORCEMENT. Each party acknowledges that money damages would be inadequate for any breach of the provisions of this Agreement. Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, or a decree for specific performance, in accordance with the provisions hereof.

     23. FURTHER ASSURANCES. Each of the parties shall execute all further documents and instruments and do all further and other things as may be necessary to implement and carry out the terms of this Agreement.

     24. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. The Consultant may not make any assignment of this Agreement or any interest herein without the prior written consent of the Company. The Company may assign its interests hereunder without the prior written consent of the Consultant.

     25. INDEPENDENT PARTIES. The relationship between the Consultant and the Company is that of independent contractors, and not that of an agent/principal, employee/employer, or co-venturers. In addition, it is understood and agreed by the parties hereto that the Consultant shall not be treated as an employee for U.S. federal, state and local tax purposes. The Consultant hereby represents and warrants to the Company that the Consultant is an independent contractor for U.S. federal, state and local tax purposes. The Consultant covenants and agrees to pay any and all U.S. federal, state and local taxes required to be paid by an independent contractor.

     26. HEADINGS AND PLURALS. The headings herein have been inserted as a matter of convenience only and in no way define, limit or enlarge the scope or meaning of this Agreement or any of its provisions. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement their proper meanings.

     27. FACSIMILE TRANSMISSION. The parties agree that this Agreement may be entered into by a party by means of facsimile transmission and, in such an event, the same shall constitute a legal and binding obligation in the same manner as if an originally executed version hereof had been delivered by such party to the other party.

     28. ENTIRE AGREEMENT. This Agreement and those documents expressly referred to herein embody the entire agreement and understanding between the parties concerning the engagement of the Consultant's services which are the subject matter hereof and supersede all prior understandings, communications and agreements between the parties, written or oral, with respect to the subject matter hereof, and all past courses of dealing or industry custom. This Agreement may only be amended, supplemented or modified in a written instrument duly executed by or on behalf of each party hereto. Time is of the essence in this Agreement and for each and every term and condition hereof.
No waiver by any party of any term or condition of this Agreement or any breach thereof shall be made effective unless made in writing and signed by the party purporting to give the waiver. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed.

DATAXCHG, INC.
a Delaware corporation


By:______________________________       _________________________________
     (Authorized Signatory)             DAVID R.R. WEBBER
Name:____________________________       Date:________________________
Title:___________________________
Date:____________________________

                                 SCHEDULE "D"

                               LICENSE AGREEMENT


     THIS LICENSE AGREEMENT (this "Agreement") is made and entered into as of this ____ day of ____________, 1999 by and between (i) DataXchg, Inc., a Delaware corporation having a business address of ______________________ (the "Licensor") and (ii) XML-Global Technologies, Inc., a Colorado corporation a Colorado corporation having a place of business at 7345 East Peakview, Englewood, Colorado 80111 (the "Licensee").

     WHEREAS, pursuant to that certain Joint Venture Technology Agreement (the "JV Technology Agreement") of even date herewith by and among XML-Global Technologies, Inc. ("XML-Global"), Gnosis Inc. ("Gnosis") and David R.R. Webber ("Webber"), Webber and Gnosis agreed to transfer the Technology (as defined in the JV Technology Agreement) to Licensor, and Licensee agreed to transfer to Webber common stock shares in the Licensor representing sixty percent (60%) of all outstanding common stock shares of the Licensor on the Closing Date of the JV Technology Agreement;

     WHEREAS, it is a condition of the closing of the JV Technology Agreement that Licensor and Licensee enter into this Agreement;

     WHEREAS, Licensor desires to grant Licensee a license to the Technology;

     WHEREAS, Licensee desires a license to the Technology from Licensor;

     WHEREAS, Licensor and Licensee wish to set out in writing the terms and conditions of their agreements and understandings in respect of such license; and

     WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning specified in the JV Technology Agreement;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. DEFINITIONS. Whenever used in this Agreement, unless the context clearly requires otherwise, the following words and phrases shall have the following meaning:

          "Improvements" means any improvements, modifications, or enhancements to the Technology.

          "License Fees" means all amounts paid to Licensee pursuant to the grant of sublicenses by Licensee with respect to sublicensing the right to make or sell Products.

          "Net Sales" means Licensee's gross revenues received from the sale or license of software, less taxes, royalties payable to other than the Licensor, shipping charges, quantity trade discounts and returns.

          "Products" means any product(s) that is covered by one or more valid claims in any patent wholly owned by Licensor, any software program(s) developed or owned by Licensor and implemented using any of the Technology or any Improvements, or any software products created in collaboration between the parties.

     2. GRANT. Licensor hereby grants Licensee a sole, perpetual, world-wide, exclusive license to make, use and sublicense the Technology and any Improvements thereto, and to make, use and sell products based on the Technology and any Improvements thereto (collectively, the "License"). The parties agree that the Licensee shall have the sole right to make, use, sell and distribute products created or owned by Licensor or created in collaboration between the parties.

          2.1 SOURCE CODE. The parties agree that the Licensor and the Licensee will not distribute the source code for the "Xchg" and "BizTokens" software or any jointly developed product, and may only license such source code with the prior written agreement of both parties.

          2.2 ACCESS. Licensee will have full access to the source code for the "Xchg" and "BizTalk" software, and may subsequently modify, extend, rewrite and adapt such software as it sees fit for the requirements of the Licensee's products.

     3.1. LICENSOR ROYALTY. In consideration of the licenses granted hereunder, Licensee agrees to pay Licensor a royalty (the "Licensor Royalty") equal to:

          3.1.1 Twenty percent (20%) of the Net Sales earned by Licensee, for sales comprising a combination of (1) the sale or license of Products and
(2) any of the Licensee's suite of products, including software licensed from third parties.

          3.1.2 Eighty percent (80%) of the Net Sales earned by Licensee, for sales composed solely of the sale or license of Products,.

     3.2. VERSIONS OFFERED. Only limited evaluation Products may be used for marketing and promotional purposes. Fully enabled versions of Products will only be available to customers who have purchased licenses to use such Products.

     4. SALES TAXES. The amounts payable to Licensor and Licensee pursuant to this Agreement are exclusive of any applicable sales taxes and the payor (whether Licensor or Licensee) shall be responsible for payment of such taxes.

     5. ROYALTY PAYMENTS. The Licensor Royalty and the Licensee Royalty shall be calculated on a semi-annual calendar basis (the "Royalty Period") and shall be payable no later than thirty (30) calendar days after the termination of the preceding half calendar year, i.e. no later than twenty nine (29) calendar days from the first day of July, and January of each year. For the purposes of determining Royalty Periods, the first semi-annual calendar period hereunder shall be an extended period commencing on the date hereof and ending on July 30, 2000.

     6. LICENSOR'S REPRESENTATIONS. Licensor covenants, represents and warrants to Licensee as follows:

          6.1 Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is authorized to do business in all jurisdictions where such authorization is necessary.

          6.2 Licensor has full corporate power, authority, and legal right to enter into this Agreement and this Agreement has been duly executed and delivered by Licensor to Licensee and is a legal, valid and binding obligation of Licensor, enforceable against Licensor in accordance with its terms.

          6.3 Licensor is the sole owner of the Technology and has all legal and beneficial title to the Technology free and clear of all encumbrances.

          6.4 Licensor will use its best efforts to maintain all existing patents and patent applications that Licensor owns in respect of the Technology, at no charge to Licensee.

          6.5 Licensor will, at the request of Licensee, continue to undertake research and development to improve the Products and Technology.

          6.6 Licensor will work with Licensee to develop the Technology and will provide Licensee with guidance on technical matters at Licensee's request.

          6.7 Licensor will not assert, against Licensor, any claim that the use or sublicense of any Technology or any manufacture, use, sale or sublicense of any products relating to the Technology in accordance with this Agreement infringes or violates any intellectual property rights of Licensor now or hereafter existing.

     7. LICENSEE'S REPRESENTATIONS. Licensee covenants, represents and warrants to Licensor as follows:

          7.1 Licensee is a corporation duly organized, validly existing and in good standing under the laws of Colorado and is authorized to do business in all jurisdictions where such authorization is necessary.

          7.2 Licensee has full corporate power, authority, and legal right to enter into this Agreement and this Agreement has been duly executed and delivered by Licensee to Licensor and is a legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms.

          7.3 Licensee shall make reasonable efforts to market and sell Products based on the Technology and made available by Licensor.

     8. PATENT PROTECTION. Licensor retains ownership over the Technology licensed hereunder and the ability to file additional patent applications and copyright applications in its developments, which shall form part of the License. Licensor will, at the Licensee's written request, use its best efforts to apply for and obtain registered patent and/or copyright protection for the Technology and/or any Improvements thereto developed or owned by Licensor. Where Licensee provides a written request that Licensor obtain such protection or a written request that Licensee participate in such patent and/or copyright protection, Licensee will pay for the cost of such efforts, and may obtain reimbursement from Licensor for up to half of such costs. Licensor hereby grants to Licensee a sole, perpetual, world-wide, exclusive license to use the Improvements developed or owned by Licensor, to make, use and sell products based on the Improvements and to sublicense same.

          8.1 DEVELOPMENTS BY THE PARTIES. Any developments that the parties jointly develop will be jointly owned and subject to the royalty provisions of
Section 3.1 and 3.2. Each party must notify the other party of any intentions to file any patent applications or copyright applications on such joint developments at least thirty calendar days before making such filings, and provide the other party with the opportunity to participate and benefit equally in the rights sought in such applications and registrations and patents issuing therefrom.

     9. CONFIDENTIALITY. Each party hereby acknowledges that trade secrets and confidential information contained herein or obtained hereby or otherwise disclosed to the other party have been disclosed or made available in the strictest confidence and, accordingly, each party hereby covenants and agrees with the other that they will not disclose or use such information except in order to fulfill the terms of this Agreement. This Section 9 shall survive for three (3) years following any termination of this Agreement.

     10. TERM AND TERMINATION. This Agreement shall continue until terminated in accordance with this Section 10. Either party may terminate this Agreement with written notice of termination if the other party is in breach of any covenant hereunder on its part and such other party fails to cure the breach within sixty (60) days of receiving written notice to cure such breach. Termination under this Section shall be effective from the date written notice is delivered to such other party or the date specified in the written notice of termination, whichever is later. Neither party shall be liable to the other for damages of any sort resulting solely from such party terminating this Agreement in accordance with its terms.

     11. NOTICES. Any notice required or permitted to be given under this Agreement shall be made in writing and shall be deemed to have been given if it is in writing and is delivered in person, sent by same day or overnight courier, or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the party at its address set forth first above or at such other address as such party may subsequently furnish to the other party by notice hereunder. Notices will be deemed effective on the date of delivery in the case of personal delivery, or two (2) business days after mailing or courier pickup.

     12. GOVERNING LAW. This Agreement shall be construed, enforced, performed and in all respects governed by and in accordance with the laws of Delaware. The parties hereto submit and attorn to the exclusive jurisdiction of the courts of the Delaware.

     13. WAIVER. No waiver by any party of any term or condition of this Agreement or any breach thereof shall be made effective unless made in writing and signed by the party purporting to give the waiver. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     14. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable shall be deemed automatically amended so that it is enforceable to the maximum extent permissible under the laws of that jurisdiction without invalidating the remaining provisions hereof.

     15. SPECIFIC ENFORCEMENT. Each party acknowledges that money damages would be inadequate for any breach of the provisions of this Agreement. Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, or a decree for specific performance, in accordance with the provisions hereof.

     16. ARBITRATION. Any unresolved dispute arising out of or in connection with this Agreement or any breach thereof shall be referred to and finally resolved by arbitration under the rules of the American Arbitration Association ("AAA") then in effect. Unless the parties otherwise agree in writing, all arbitration proceedings hereunder shall be conducted by a three
(3) person arbitration panel, with one arbitrator selected by Webber, one arbitrator selected by XML-Global and a third arbitrator selected the by the two arbitrators selected by Webber and XML-Global. If XML-Global or Webber fails to appoint its arbitrator within sixty (60) days after receipt of notice of the appointment by the other of its arbitrator, or if the arbitrators fail to appoint a third, then the third arbitrator shall be appointed by the AAA. All arbitrators shall be neutral, independent, disinterested, unbiased arbitrators, bound by the Rules of Ethics of the ABA or AAA for neutral arbitrators, and none shall have ex parte communications with parties. Each arbitration shall be conducted at a location selected by the arbitrators or, if no location can be agreed to by the arbitrators, at a location selected by the AAA. In each arbitration: (a) on any issue where the relevant information is in the possession of one party and another party has the burden of proof, the party having the information shall yield such discovery as is appropriate to ensure a fair determination of the issue; (b) oral discovery depositions, interrogatories and requests for admissions, as well as examinations of witnesses by the parties and the arbitrators shall be permitted; (c) a written transcript of all hearings shall be made and furnished to the parties at a cost borne equally amongst the parties; (d) evidence, arguments and submissions shall be held in confidence by the parties, their counsel and the arbitrators; and (e) the parties agree that exclusion of evidence by the arbitrators on the grounds of irrelevance, redundance, or prejudice beyond its probative value shall not be grounds of failure to confirm and enforce an award arising from such arbitration. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. It is agreed by the parties that the arbitrators shall render an award in any arbitration within sixty
(60) days of the close of evidence or any post-evidence briefing argument.
The language of any arbitration shall be English. The prevailing party in any arbitration or legal action arising out of or related to this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred in such arbitration or action, including court costs and reasonable lawyer's fees. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction, without the need to resort to arbitration.

     17. FURTHER ASSURANCES. Each of the parties shall execute all further documents and instruments and do all further and other things as may be necessary to implement and carry out the terms of this Agreement.

     18. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Neither party may assign its interests hereunder without the prior written consent of the other party.

     19. INDEPENDENT PARTIES. The relationship between the parties is that of independent contractors.

     20. HEADINGS AND PLURALS. The headings herein have been inserted as a matter of convenience only and in no way define, limit or enlarge the scope or meaning of this Agreement or any of its provisions. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement their proper meanings.

     21. FACSIMILE TRANSMISSION. The parties agree that this Agreement may be entered into by a party by means of facsimile transmission and, in such an event, the same shall constitute a legal and binding obligation in the same manner as if an originally executed version hereof had been delivered by such party to the other party.

     22. ENTIRE AGREEMENT. This Agreement and those documents expressly referred to herein embody the entire agreement and understanding between the parties concerning the subject matter hereof and supersede all prior understandings, communications and agreements between the parties, written or oral, with respect to the subject matter hereof, and all past courses of dealing or industry custom. This Agreement may only be amended, supplemented or modified in a written instrument duly executed by or on behalf of each party hereto. Time is of the essence in this Agreement and for each and every term and condition hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed.

DATAXCHG, INC.                          XML-GLOBAL TECHNOLOGIES, INC.
a Delaware corporation                  a Colorado corporation


By:_______________________________      By:_____________________________
     (Authorized Signatory)                  (Authorized Signatory)
Name:_____________________________      Name: __________________________
Title:____________________________      Title:__________________________
Date:_____________________________      Date:___________________________